Exhibit 99.1

THE KRAFT HEINZ COMPANY

2020 OMNIBUS INCENTIVE PLAN

SECTION 1. Purpose. The purpose of The Kraft Heinz Company 2020 Omnibus Incentive Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of the Company and its Subsidiaries, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s stockholders and, in general, to further the best interests of the Company and its stockholders.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“3G” shall mean 3G Global Food Holdings, LP and its Affiliates.

“Act” shall mean the Securities Exchange Act of 1934. Reference to a specific section of the Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” shall mean, as to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with, such person or entity, or any person or entity in which any other person or entity has a significant equity interest, in either case as determined by the Committee.

“Applicable Exchange” means NASDAQ or any other national stock exchange or quotation system on which the Shares may be listed or quoted.

“Award” shall mean any Option, SAR, award of Restricted Stock, Restricted Stock Units, Deferred Stock, annual or long-term Performance Award, Other Stock-Based Award or Cash-Based Award granted under the Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein or determined by the Committee from time to time in its sole discretion.

“Award Agreement” shall mean an agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Berkshire” shall mean Berkshire Hathaway Inc. and its Affiliates.

“Blackout Period” means a period when a Participant is prohibited from trading in the Company’s securities pursuant to securities regulatory requirements or the Company’s insider trading policy or other applicable policy or requirement of the Company.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, for any Participant, the meaning given to such term in an employment agreement or Award Agreement, or in the absence of an employment agreement or Award Agreement (or if an employment agreement or Award Agreement does not define such term or a similar term) it shall mean with respect to such Participant any of the following: (i) the continued failure of such Participant to perform any portion of his or her duties, (ii) intentional misconduct by such Participant which is or is likely to be injurious to the Company or any of its Subsidiaries, monetarily or otherwise, (iii) such Participant’s indictment for, or conviction of, a felony (including a plea of nolo contendere), (iv) such Participant’s negligent performance of his or her duties, (v) any material breach by such Participant of the terms of this Plan, an Award Agreement, an employment agreement or any other agreement with the Company or any of its Subsidiaries to which such Participant is a party, (vi) a violation of the Company’s written policies regarding ethical business practices or any other serious violation of any written policy of the Company or any of its Subsidiaries; provided that in all instances “Cause” shall include a Participant’s resignation in circumstances where Cause (as defined herein or if applicable, in an employment agreement or Award Agreement) exists.

“Cash-Based Award” means an Award granted pursuant to Section 12(b) of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

“Change in Control” shall mean the occurrence of:

(i) any “person” (as defined in Section 13(d) of the Act) (other than 3G, Berkshire, the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner (x) in connection with a transaction described in paragraph (ii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in an investment fund sponsored by 3G);

(ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iii) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Act), in each case other than the Board;

(iv) a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

“Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

“Company” shall mean The Kraft Heinz Company.

“Consultant” means a person or corporation engaged by the Company to provide Services for an initial, renewable or extended period of 12 months or more.

“Deferred Stock” shall mean a right to receive Shares or other Awards or a combination thereof at the end of a specified deferral period granted under Section 9.

“Dividend Equivalent” means a right, granted to a Participant under the Plan, to receive cash, shares, other Awards or other property equal in value to dividends paid with respect to Shares.

“Effective Date” shall mean the date of the Plan’s approval by the Board, subject to the approval of the Plan by the stockholders of the Company.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to Shares, as of any date, (A) the closing per-share sales price of Shares as reported by the Applicable Exchange for such stock exchange for such date or the prior trading day or, if there were no sales on such dates, on the closest preceding date on which there were sales of Shares or (B) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is intended to be and is designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

“NASDAQ” means the National Association of Securities Dealers Automatic Quotation System.

“Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means an Award granted pursuant to Section 12(a) of the Plan.

“Participant” shall mean the recipient of an Award granted under the Plan.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan.

“Performance Formula” means, for a Performance Period, one or more formula(e) applied against the relevant Performance Goal to determine, with regard to the Performance Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are measured or must be satisfied.

“Plan” shall mean The Kraft Heinz Company 2020 Omnibus Incentive Plan, as the same may be amended from time to time.

“Restricted Stock” shall mean any Share granted under Section 8.

“Restricted Stock Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive one Share or the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Act as then in effect or any successor provision.

“SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

“Securities Act” means the Securities Act of 1933 and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Service” shall mean the active performance of services for the Company or a Subsidiary by an individual who is an employee, director or consultant of the Company or a Subsidiary. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of “Service” under the Plan for purposes of payment of such Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.

“Shares” shall mean shares of the common stock of the Company.

“Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Transfer” means: (i) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (ii) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

“Unrestricted Pool” means a number of Shares equal to 5% of the total number of Shares available for issuance set forth in Section 5.

SECTION 3. Eligibility.

(a) Any employee, director, Consultant or other advisor of, or any other individual who provides Services to, the Company or any Subsidiary, shall be eligible to be selected to receive an Award under the Plan. Notwithstanding the foregoing, only eligible employees of the Company, its subsidiaries and its parent (as determined in accordance with Section 422(b) of the Code) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

(b) An individual who has agreed to accept employment by the Company or a Subsidiary shall be deemed to be eligible for Awards hereunder as of the date of such acceptance; provided that vesting and exercise of Awards granted to such individual are conditioned upon such individual actually becoming an employee of the Company or a Subsidiary.

(c) Holders of Options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.

SECTION 4. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of two or more non-employee directors. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall (i) qualify as a “non-employee director” under Rule 16b-3 and (ii) meet the independence requirements of the Applicable Exchange. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more officers of the Company the authority to grant Awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. The Committee may issue rules and regulations for administration of the Plan. The Committee shall meet at such times and places as it may determine.

(b) Subject to Section 16 of the Plan, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and the rules of the Applicable Exchange), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and the applicable provisions of the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

(c) Subject to the terms of the Plan and applicable law and the rules of the Applicable Exchange and in addition to those authorities provided in Section 4(b), the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, (A) the exercise or purchase price (if any), (B) any restriction or limitation, (C) any vesting schedule or (D) any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee, taking into consideration the requirements of Section 409A of the Code; (vii) determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award; (viii) to determine whether an Option is an Incentive Stock Option or Non-Qualified Stock Option; (ix) to modify, extend or renew an Award; provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; (x) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xii) accelerate the vesting or exercisability of, or lapse of restrictions on, any Award at any time; (xiii) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated; and (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(d) In no event shall any Award (other than Cash-Based Awards) provide for vesting earlier than one year following the applicable grant date, except that Awards relating to a number of Shares not to exceed the Unrestricted Pool shall not be subject to this minimum vesting requirement.

(e) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Participants.

SECTION 5. Shares Available for Awards; Per Person Limitations.

(a) Subject to adjustment as provided below, the maximum number of Shares available for issuance under the Plan is 36,000,000 Shares (“Plan Share Limit”). The maximum number of these reserved Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 36,000,000 (“Plan ISO Limit”). Each Share with respect to which an Option or stock-settled SAR is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share and each Share with respect to which any other Award denominated in Shares is granted under the Plan shall reduce the aggregate number of Shares that may be delivered under the Plan by one Share. With respect to Stock Appreciation Rights settled in Shares, each Share with respect to which such stock-settled SAR is exercised shall be counted as one Share against the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided above, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. If any Option, Stock Appreciation Right, Restricted Stock Unit or Other Stock-Based Award granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares subject to such Award that were not issued with respect to such Award shall again be available for the purpose of Awards under the Plan without reducing the number of Shares that remain available for issuance. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares shall again be available for purposes of Awards under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. For the avoidance of doubt, no Shares that are surrendered, withheld or tendered to the Company in payment of the exercise price of an Option or any taxes required to be withheld in respect of any Award shall again become available to be delivered pursuant to Awards granted under the Plan.

(b) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(c) The following individual Participant limitations shall apply:

(i) The maximum number of Shares subject to (x) any Award of Options or Stock Appreciation Rights or (y) any Award of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 2,000,000 Shares individually for any such type or in the aggregate (the “Annual Individual Plan Share Limit”). If a Stock Appreciation Right is granted in tandem with an Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Options.

(ii) In the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan Share Limit.

(iii) The maximum value of a cash payment made under a Performance Award (other than an award based on the Fair Market Value of a Share) which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $10,000,000.

(d) Changes

(i) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (A) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (B) any merger or consolidation of the Company or any Affiliate, (C) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares, (D) the dissolution or liquidation of the Company or any Affiliate, (E) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (F) any other corporate act or proceeding.

(ii) Subject to the provisions of Section 5(d)(iv), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Event”), then the Committee shall appropriately adjust (A) the number and/or kind of shares that thereafter may be issued under the Plan, (B) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (C) the purchase price thereof. In addition, subject to Section 5(d)(iv), if there shall occur any change in the capital structure or the business of the Company that is not a Corporate Event (an “Other Extraordinary Event”), including by reason of any ordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 5(d) shall be consistent with the applicable Corporate Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 5(d) or in the applicable Award Agreement, a Participant shall have no rights by reason of any Corporate Event or any Other Extraordinary Event.

(iii) Fractional shares of Shares resulting from any adjustment in Awards pursuant to Section 5(d)(i) or Section 5(d)(ii) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(iv) In the event of a merger or consolidation of the Company or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by (A) cashing-out such Awards upon the date of consummation of the Acquisition Event by providing for a cash payment to the holder of such Awards, including in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, (B) cancelling or terminating any Option or SAR having a per-Share exercise price equal to, or in excess of, the Fair Market Value of a share subject to such Option or SAR without any payment or consideration therefor or (C) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards, or delivering notice of termination to each Participant at least 5 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 5(d)(iv), then the provisions of Section 5(d)(ii) and Section 14 shall apply.

(e) Shares underlying Substitute Awards and Shares underlying awards that can only be settled in cash shall not reduce the number of Shares remaining available for issuance under the Plan.

(f) Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued Shares are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law and the rules of the Applicable Exchange.

(g) The aggregate fair market value of Awards that may be granted under the Plan to non-employee members of the Board for service in such capacity in any fiscal year shall not exceed $750,000 (which, in the case of Options, shall be determined based on the grant date fair value of such stock options and, in the case of other stock-based awards, shall be determined based on the Fair Market Value of the underlying Shares on the grant date), subject to adjustment as provided in Section 5(d).

SECTION 6. Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the 100% (or 110% in the case of an Incentive Stock Option granted to a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its subsidiaries or its parent, determined in accordance with Section 422 of the Code) of the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof. Notwithstanding the foregoing, if the term of an Option (other than an Incentive Stock Option) held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such Option shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) To the extent vested and exercisable, Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The partial exercise of an Option shall not cause the expiration, termination or cancelation of the remaining portion thereof. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold Shares issuable upon exercise of the Option, or by payment in full or in part in the form of Shares owned by the Participant, based on the Fair Market Value of the Shares on the payment date as determined by the Committee). No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company, subject to the rules of the Applicable Exchange. To the extent that any such Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

(f) Other than in connection with a change in the Company’s capitalization (as described in Section 5(d)(i) or Section 5(d)(ii)), the Company shall not, without stockholder approval, reduce the exercise price of an Option and, at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, cancel and re-grant, exchange or buy-out such Option for cash or a new Award.

SECTION 7. Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to specific Options granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted to the Participant. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant. Notwithstanding the foregoing, if the term of a SAR held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such SAR shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

(e) Other than in connection with a change in the Company’s capitalization (as described in Section 5(d)(i) or Section 5(d)(ii)), the Company shall not, without stockholder approval, reduce the exercise price of a SAR and, at any time when the exercise price of a SAR is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, cancel and re-grant, exchange or buy-out such SAR for cash or a new Award.

SECTION 8. Restricted Stock and Restricted Stock Units.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or Dividend Equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

(d) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Restricted Stock Units. The entitlements on such Dividend Equivalents will not be available until the vesting of the Award of Restricted Stock Units.

(e) Awards under this Section 8 may be structured in accordance with the requirements of Section 10, and any such Award shall be considered a Performance Award for purposes of the Plan.

SECTION 9. Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(a) Deferred Stock shall be settled upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Shares, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(b) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Deferred Stock. The entitlements on such Dividend Equivalents will not be available until the expiration of the deferral period for the Award of Deferred Stock.

SECTION 10. Performance Awards.

(a) The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee shall, in its sole discretion, designate which Participants shall be eligible to receive Performance Awards in respect of such Performance Period. If the Performance Award is a Restricted Stock Unit or is payable in shares of Restricted Stock, such shares shall be transferable to the Participant or such Restricted Stock Unit shall vest only upon attainment of the relevant Performance Goal in accordance with Section 8. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

(b) Terms and Conditions. Performance Awards awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

(i) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant thereto are earned. The Committee shall calculate the amount of the Performance Awards earned for the Performance Period based upon the Performance Formula applied against the relevant Performance Goal(s). The Committee shall then determine the actual amount of each Participant’s Performance Award for the Performance Period.

(ii) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(iii) Performance Goals, Formulae or Standards. The Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) the impact of any of the following that the Committee determines to be appropriate: (A) corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances, (B) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (C) an event either not directly related to the operations of the Company or any of its Affiliates or not within the reasonable control of the Company’s management, (D) a change in tax law or accounting standards required by generally accepted accounting principles, or (E) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

(c) Dividends/Dividend Equivalents. Unless otherwise determined by the Committee in an Award Agreement, amounts equal to dividends declared during the Performance Period with respect to the number of Shares covered by a Performance Award or any Dividend Equivalents will not be paid to the Participant. In all cases, such dividends or Dividend Equivalents would not become payable until the expiration of the applicable Performance Period. A Participant shall be eligible to receive dividends or Dividend Equivalents in respect of any Performance Award that is payable upon the achievement of Performance Goals only to the extent that the Performance Goals for the relevant Performance Period are achieved.

(d) Payment. Following the Committee’s determination in accordance with Section 10(b)(i), the Company shall settle Performance Awards, in such form (including, without limitation, in Shares or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards.

(e) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s termination of Service for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

SECTION 11. Reserved

SECTION 12. Other Stock-Based and Cash-Based Awards.

(a) The Committee is authorized, subject to limitations under applicable law and the rules of the Applicable Exchange, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof, Shares awarded purely as a bonus or in lieu of cash compensation and not subject to restrictions or conditions, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 12 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Unless otherwise determined by the Committee in an Award Agreement, the recipient of an Award under this Section 12 shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award. In all cases, such dividends or Dividend Equivalents would not become payable until the expiration of any applicable performance period. An Other Stock-Based Award that is in the form of a grant of an equity interest in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, may be granted in exchange for, replacement of, or substitution for an Award previously granted under the Plan (or any predecessor plan) or Substitute Award; provided that, if such Award or Substitute Award is a stock option or a stock appreciation right, then the Other Stock-Based Award granted in exchange, replacement, or substitution thereof, may not have the economic effect of reducing the exercise price or term of such Award or Substitute Award.

(b) The Committee may from time to time grant Cash-Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

(c) Notwithstanding any other provision of the Plan, when an Award with an exercise price is granted under the Plan and the exercise of the Award by the Participant may result in the issuance of Shares to the Participant, the exercise price (taking into account any conversion, exchange or other substitutions) of the Award may not be less than the Fair Market Value of a Share on the date of grant of the Award.

SECTION 13. Effect of Termination of Service on Awards. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide Service to the Company or any Subsidiary prior to the end of a performance period or exercise or settlement of such Award.

SECTION 14. Change in Control Provisions. In the event of a Change in Control, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 5(d) hereof, as determined by the Committee, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash (either on a current basis or, to the extent consistent with Section 409A of the Code, a deferred basis) equal to the excess of the Change in Control Price (as defined below) of the Shares covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 14, “Change in Control Price” shall mean the highest price per Share paid in any transaction related to a Change in Control of the Company.

(c) If and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercisability, vesting or settlement of any Award, the Committee may impose such conditions upon the exercise, vesting and/or settlement of the Award (including without limitation a requirement that some or all of the proceeds from the accelerated portion of the Award be held in escrow and/or remain subject to risks of forfeiture or other conditions) as it shall determine; provided that those risks of forfeiture or other conditions are not in the good faith judgment of the Committee more restrictive than those under the original terms of the Award Agreement and do not result in any violation of Section 409A of the Code. In addition, with respect to the vesting or exercisability of any Award would otherwise be subject to the achievement of performance conditions, the portion of any such Award that shall become fully vested and immediately exercisable shall be based on (a) actual performance through the date of the Change in Control as determined by the Committee or (b) if the Committee determines that measurements of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee. The Committee shall give written notice of any proposed transaction referred to in this Section 14 at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

SECTION 15. General Provisions Applicable to Awards.

(a) Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee and in compliance with Section 409A of the Code. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest (or no interest) on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner other than by will or the law of descent, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person, and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the beneficiary shall be the Participant’s estate.

(f) All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(g) The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants, as it deems necessary in its sole discretion and/or for the clawing back of any rights or benefits under any Awards as a result of any breaches of any of the foregoing covenants and/or for any reasons specified in the Award Agreement or in any employment or other agreement between the Company or any Subsidiary and the Participant. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be canceled if the Participant, without the consent of the Company, while employed by or providing Services to the Company or any Subsidiary or after termination of such employment or Service, (i) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (ii) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (iii) to the extent applicable to the Participant, otherwise violates any policy adopted by the

Company or any of its Subsidiaries relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Subsidiaries as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Committee may also provide in an Award Agreement that (A) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (B) a Participant must repay the gain to the Company realized under a previously paid Performance Award or any other Award that vested or was earned with respect to performance objectives if a financial restatement reduces the amount that would have been earned under such Award. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 15(g) or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Act).

SECTION 16. Amendments and Termination.

(a) The Board may amend, alter, suspend, discontinue or terminate the Plan and any outstanding Awards granted hereunder, in whole or in part, at any time without notice to or approval by the stockholders of the Company, for any purpose whatsoever; provided that all material amendments to the Plan shall require the prior approval of the stockholders of the Company and must comply with the rules of the Applicable Exchange. Examples of the types of amendments that are not material that the Board is entitled to make without stockholder approval include, without limitation, the following:

(i) ensuring continuing compliance with applicable law, the rules of the Applicable Exchange or other applicable stock exchange rules and regulations or accounting or tax rules and regulations;

(ii) amendments of a “housekeeping” nature, which include amendments to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(iii) changing the vesting provision of the Plan or any Award (subject to the limitations for Awards subject to Section 10(b));

(iv) waiving any conditions or rights under any Award (subject to the limitations for Awards subject to Section 10(b));

(v) changing the termination provisions of any Award that does not entail an extension beyond the original expiration date thereof;

(vi) adding a cashless exercise feature payable in securities, where such feature provides for a full deduction of the number of underlying securities from the Plan reserve, and any amendment to a cashless exercise provision;

(vii) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted;

(viii) changing the process by which a Participant who wishes to exercise his or her Award can do so, including the required form of payment for the Shares being purchased, the form of written notice of exercise provided to the Company and the place where such payments and notices must be delivered; and

(ix) delegating any or all of the powers of the Committee to administer the Plan to officers of the Company.

(b) Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the stockholders of the Company under any applicable securities laws or requirements or the rules of the Applicable Exchange shall become effective until such approval is obtained. In addition to the foregoing, the approval of the stockholders of the Company shall be required for:

(i) an increase in the Plan Share Limit or the Plan ISO Limit;

(ii) any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under Section 5(d)(i) or Section 5(d)(ii)) or amendment that (A) reduces or would have the effect of reducing the exercise price of an Option or SAR previously granted under the Plan, (B) at any time when the exercise price of an Option or SAR is above the Fair Market Value of a Share, would cancel and re-grant or exchange such Option or SAR for cash or a new Award or (C) would be treated, for accounting purposes, as a “repricing” of such Option or SAR, whether through amendment, cancellation or replacement grants, or other means (provided that, in such a case, insiders of the Company who benefit from such amendment are not eligible to vote their Shares in respect of the approval);

(iii) an increase in the limits on Awards that may be granted to any Participant under Section 5;

(iv) an extension of the term of an outstanding Option or Stock Appreciation Right beyond the expiration date thereof;

(v) permitting Options granted under the Plan to be Transferrable other than for normal estate settlement purposes;

(vi) any amendment to the plan amendment provisions set forth in this Section 16 which is not an amendment within the nature of Section 16(a)(i) or Section 16(a)(ii), unless the change results from application of Section 5(d)(i) or Section 5(d)(ii); and

(vii) change the class of employees or other individuals eligible to participate in the Plan.

Furthermore, except as otherwise permitted under the Plan, no change to an outstanding Award that will adversely impair the rights of a Participant may be made without the consent of the Participant except to the extent that such change is required to comply with applicable law, the rules and regulations of the Applicable Exchange or accounting or tax rules and regulations.

SECTION 17. Miscellaneous.

(a) The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

(b) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(c) The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of Shares or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any required withholding obligation with regard to any Participant may be satisfied by reducing the number of Shares otherwise deliverable or by delivering Shares already owned. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

(d) Without limiting the generality of Section 17(c), a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e) If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(f) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(g) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide Services to, the Company or any Subsidiary. Further, the Company or the applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(h) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(i) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(j) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k) No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

(l) Unless otherwise determined by the Committee, as long as the Shares are listed on a national securities exchange including the Applicable Exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected. If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company. A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

(m) No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

(n) All elections and transactions under the Plan by persons subject to Section 16 of the Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

(o) The Plan and each Award Agreement shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

SECTION 18. Effective Date of the Plan. The Plan shall be effective as of the Effective Date, which is the date of adoption by the Board, subject to the approval of the Plan by the stockholders of the Company.

SECTION 19. Term of the Plan. No Award shall be granted under the Plan after ten years from the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 20. Section 409A of the Code.

(a) The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section

409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are not exempt from Section 409A of the Code as a short-term deferral or otherwise and that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

(b) Notwithstanding the foregoing, the Company does not make any representation to any Participant or beneficiary as to the tax consequences of any Awards made pursuant to this Plan, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur as a result of the grant, vesting, exercise or settlement of an Award under this Plan.

SECTION 21. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

Performance Goals

Exhibit A

Performance goals established for purposes of Awards may be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals, which may include performance relative to the Company’s peers or those of the Company’s Affiliates or to the industry or industries in which the Company and/or its Affiliates operates:

•	earnings per share;

•	net earnings;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including free cash flow, operating cash flow and cash flow return on investment);

•	gross profit;

•	profit before taxes;

•	operating profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization (EBITDA);

•	adjusted EBITDA;

•

net income before depreciation and amortization, interest expense, net, loss on early extinguishment of debt, and income tax expense, and excluding the impact of share-based compensation, other operating income (expense), net, and any other identified costs associated with nonrecurring projects;

•	earnings ratios;

•	return on equity;

•	return on assets or net assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth or product revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales, net sales, or market share (in the aggregate or by segment);

•	reduction in costs;

•	total shareholder return;

•	economic value added;

•	customers or customer growth;

•	inventory turnover;

•	receivable turnover;

•	financial return ratios;

•	customer satisfaction surveys;

•	productivity;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or that of any of its Affiliates or other long-term or short-term public or private debt or other similar financial obligations of the Company or any of its Affiliates, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	improvement in or attainment of expense levels or working capital levels;

•	the fair market value of a Share;

•	Share price (including, but not limited to, growth in Share price);

•	comparisons with various stock market indices;

•	product unit and pricing targets;

•	level or amount of acquisitions;

•	enterprise value;

•	book, economic book or intrinsic book value (including book value per share);

•	leverage ratio;

•	credit rating;

•	implementation or completion of critical projects;

•	the growth in the value of an investment in the Share assuming the reinvestment of dividends;

•	reduction in operating and/or other expenses;

•	days sales outstanding;

•	operational, safety and/or quality metrics measured by the Company or any of its Affiliates; or

•	Product innovation.

The Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence, or of any item, reflected in Section 10(b)(iii) of the Plan that the Committee determines should be appropriately excluded or adjusted.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, other Affiliate, division, other operational unit, administrative department or product category of the Company or any of its Affiliates) performance under one or more of the measures described above relative to the performance of other corporations. The Committee may also designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria.